Exhibit 23.2



                       Consent of Independent Accountants



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2001 relating to the financial statements of Stilwell Financial Inc., which appears in Stilwell financial Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000.

We also consent to the incorporation by reference in this Registration Statement of our report dated February 28, 2001 relating to the financial statements of DST Systems, Inc., which appears in the DST Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2000. The financial statement of DST Systems, Inc. included in its December 31, 2000 Form 10-K together with our report thereon have been incorporated by reference in Stilwell Financial Inc.'s Form 10-K referred to above.




/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
April 26, 2001